UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2026

UBER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38902	45-2647441
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1725 Third Street

San Francisco, California 94158

(Address of principal executive offices, including zip code)

(415) 612-8582

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	UBER	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On August 6, 2026, Uber Technologies, Inc. (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”), among the Company, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. The Term Loan Credit Agreement was entered into in connection with the previously disclosed Business Combination Agreement, dated as of July 16, 2026, by and among the Company, Uber International Technologies II Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (the “Bidder”), and Delivery Hero SE, a European Company (Societas Europaea) incorporated under German law (“Delivery Hero”), pursuant to which the Bidder agreed to make a voluntary public takeover offer (the “Offer”) for the shares of Delivery Hero. The entry into the Term Loan Credit Agreement reduced the commitments under the Bridge Credit Agreement (as defined below) by €4,000,000,000.

The Term Loan Credit Agreement provides for senior unsecured term loan commitments in two tranches: Tranche A term loans, which will mature on the date that is eighteen (18) months after the Closing Date (as defined in the Term Loan Credit Agreement), and Tranche B term loans, which will mature on the date that is three (3) years after the Closing Date. The proceeds of any loans under the Term Loan Credit Agreement will be used to finance the Offer, to provide funding for related transactions, to refinance certain indebtedness of Delivery Hero and for the payment of related transaction costs. The Term Loan Credit Agreement is unsecured and is not guaranteed by any subsidiary of the Company.

Loans under the Term Loan Credit Agreement will bear interest at EURIBOR plus an applicable margin. The applicable margin will fluctuate based upon the ratings of the Company’s non-credit-enhanced senior unsecured long-term debt by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. or Fitch Ratings Ltd. (the “Debt Rating”). The Term Loan Credit Agreement also provides for a commitment fee, commencing on November 13, 2026 until the termination of the aggregate commitments, accruing at a rate determined by reference to the Debt Rating.

The Term Loan Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default. Negative covenants include, among others, certain limitations on the incurrence of liens securing indebtedness by the Company and its material subsidiaries and the incurrence of indebtedness by its material subsidiaries. In addition, the Term Loan Credit Agreement requires that the Company maintain a ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to consolidated interest expense of not less than 3.00 to 1.00, as more fully described in the Term Loan Credit Agreement. The following events are considered “events of default” under the Term Loan Credit Agreement: default in the payment of principal of any loan; default in the payment of any interest on any loan, any fee due or any other amount payable thereunder and such default continues for a period of five business days; failure to comply with specified covenants; material misrepresentations; certain defaults by the Company or any of its material subsidiaries with respect to indebtedness for borrowed money in an amount exceeding $500 million; certain events of bankruptcy, insolvency or reorganization of the Company and certain of its subsidiaries; certain judgment defaults against the Company or any of the Company’s Material Subsidiaries in an amount exceeding $500 million; the occurrence of certain ERISA events; the occurrence of certain change of control event; and the Company ceasing to own, directly or indirectly, 100% of the equity interests of the Bidder. If certain bankruptcy and insolvency-related events of default occur, any outstanding obligations under the Term Loan Credit Agreement will automatically become due and payable and the commitments will automatically be terminated. If an event of default, other than certain bankruptcy and insolvency-related events of default, occurs and is not cured within applicable grace periods or waived, any outstanding obligations under the Term Loan Credit Agreement may be declared immediately due and payable and the commitments may be terminated.

The foregoing summary of the Term Loan Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, and the full text of the Term Loan Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amendment No. 1 to Bridge Credit Agreement

On August 6, 2026, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Bridge Credit Agreement, dated as of July 16, 2026, among the Company, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Bridge Credit Agreement” and, as amended by Amendment No. 1, the “Amended Bridge Credit Agreement”). Amendment No. 1 amends the Bridge Credit Agreement to, among other things, remove certain representations and warranties, replace the cross-default event of default with a cross-payment default and acceleration event of default and increase the threshold amount related thereto from $300 million to $500 million.

The foregoing summary of Amendment No. 1 and the Amended Bridge Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 1, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Revolving Credit Agreement

On August 6, 2026, the Company entered into a Credit Agreement (the “Revolving Credit Agreement”), among the Company, as borrower, the lenders party thereto, the letter of credit issuers party thereto and Bank of America, N.A., as administrative agent. The Revolving Credit Agreement replaces the Company’s existing Revolving Credit Agreement, dated as of September 26, 2024, among the Company, the lenders party thereto and Bank of America, N.A., as the administrative agent (the “Existing Revolving Credit Agreement”), which was terminated effective August 6, 2026.

The Revolving Credit Agreement provides for $7.7 billion in aggregate amount of commitments for senior unsecured revolving loans, which will mature on August 6, 2031 unless otherwise extended in accordance with the terms of the Revolving Credit Agreement. The Revolving Credit Agreement provides that the Company may obtain, subject to the satisfaction of customary conditions, loans in U.S. Dollars or certain alternate currencies. Proceeds from any borrowings under the Revolving Credit Agreement may be used for general corporate purposes. The Revolving Credit Agreement is unsecured and is not guaranteed by any subsidiary of the Company.

Loans under the Revolving Credit Agreement will bear interest, at the option of the Company, at either the term SOFR rate (determined in accordance with the Revolving Credit Agreement) plus an applicable margin or the base rate (determined in accordance with the Revolving Credit Agreement) plus an applicable margin. Loans denominated in alternative currencies will bear interest at the applicable alternative currency rate plus an applicable margin. The Revolving Credit Agreement has a commitment fee, which will accrue on the actual daily undrawn amount of the aggregate commitments of the lenders in respect of the Revolving Credit Agreement. The applicable margin over the term SOFR rate and the base rate, as well as the commitment fee, will fluctuate based upon the Debt Rating.

The Revolving Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default. Negative covenants include, among others, certain limitations on the incurrence of liens securing indebtedness by the Company and its material subsidiaries and the incurrence of indebtedness by its material subsidiaries. In addition, the Revolving Credit Agreement requires that the Company maintain a ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to consolidated interest expense of not less than 3.00 to 1.00, as more fully described in the Revolving Credit Agreement. The following events are considered “events of default” under the Revolving Credit Agreement: default in the payment of principal of any loan or any letter of credit obligation; default in the payment of any interest on any loan or on any letter of credit obligation, any fee due or any other amount payable thereunder and such default continues for a period of five business days; failure to comply with specified covenants; material misrepresentations; certain defaults by the Company or any of its material subsidiaries with respect to indebtedness for borrowed money in an amount exceeding $500 million; certain events of bankruptcy, insolvency or reorganization of the Company and certain of its subsidiaries; certain judgment defaults against the Company or any of its material subsidiaries in an amount exceeding $500 million; the occurrence of certain ERISA events; and the occurrence of certain change of control event. If certain bankruptcy and insolvency-related events of default occur, any outstanding obligations under the Revolving Credit Agreement will automatically become due and payable and the commitments will automatically be terminated. If an event of default, other than certain bankruptcy and insolvency-related events of default, occurs and is not cured within applicable grace periods or waived, any outstanding obligations under the Revolving Credit Agreement may be declared immediately due and payable and the commitments may be terminated.

At closing, approximately $324 million of letters of credit have been issued under the Revolving Credit Agreement, transitioned from outstanding letters of credit under the Existing Revolving Credit Agreement, but no borrowings have been drawn.

The foregoing summary of the Revolving Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Revolving Credit Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Term Loan Credit Agreement, dated as of August 6, 2026, by and among Uber Technologies, Inc., as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.
10.2*	Amendment No. 1 to Bridge Credit Agreement, dated as of August 6, 2026, by and among Uber Technologies, Inc., as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.
10.3*	Credit Agreement, dated as of August 6, 2026, by and among Uber Technologies, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and an L/C issuer, and the other L/C issuers party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC, certain schedules and attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in the exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBER TECHNOLOGIES, INC.

Date: August 7, 2026	By: /s/ Dara Khosrowshahi
Dara Khosrowshahi
Chief Executive Officer